EXHIBIT 99.1

Station Casinos Issues Notice to Redeem Its 8 3/8% Senior Notes Due 2008

    LAS VEGAS--(BUSINESS WIRE)--Jan. 14, 2005--Station Casinos, Inc. (NYSE:STN) ("Station" or the "Company") today announced that it has issued a notice to redeem the remaining $16.89 million of its outstanding 8 3/8% senior notes due 2008 on February 15, 2005. Holders will receive the total consideration of $1,033.28 per $1,000 principal amount of Notes validly redeemed, plus accrued and unpaid interest up to, but not including, the date of redemption of the Notes.

    Company Information

    Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Magic Star Casino and Gold Rush Casino in Henderson, Nevada. Station also owns a 50% interest in both Barley's Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages the Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

    CONTACT: Station Casinos, Inc.
             Executive Vice President/Chief Financial Officer/ Chief Administrative Officer
             Glenn C. Christenson, 800-544-2411 or 702-367-2484
              or
             Vice President of Finance/Controller
             Thomas M. Friel, 800-544-2411 or 702-221-6793
              or
             Vice President of Corporate & Government Relations Lesley A. Pittman, 800-544-2411 or 702-367-2437